UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2014

World Energy Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34289	04-3474959
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Front Street Worcester, Massachusetts	01608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 459-8100

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 24, 2014, the Board of Directors revised the Bonus Compensation Plan for executive officers for fiscal year ended December 31, 2014. Under the revised bonus plan the Company’s annual cash incentive bonus for executive officers is intended to compensate for performance related to the Company’s operational and financial goals. No executive bonus may be awarded unless the Company has achieved net income at fiscal year-end. The net income shall be split, with 50% retained by the Company, and 50% forming the bonus pool up to an aggregate total executive bonus pool cap of $340,000 and any additional net income shall be retained by the Company. Further, any amount in the bonus pool that is not awarded shall be retained by the Company.

The bonuses will be awarded based on the following business performance criteria and percentages, as set forth below: (1) net income; (2) new bookings and renewals achievement; and (3) year-end cash balance. The CEO and COO will receive 50% of their bonus upon achievement of the net income target, 25% upon the new bookings target, and 25% upon the renewals achievement target. The CFO will receive 50% of his bonus upon achievement of the net income target, 12.5% upon the new bookings target, 12.5% upon the renewals achievement, and 25% upon achievement of the year-end cash balance target, including collections against accounts receivable.

The Compensation Committee works with the CEO to develop the business performance criteria over the next year. The Compensation Committee anticipates that this model will evolve as the Company grows.

Cash incentive bonus participants are eligible for bonus payments ranging from 0% to 100% of their caps. For fiscal year 2014, bonus cap parameters for the Company’s executive team were defined as follows:

2014 Executive Bonus Caps	CEO	COO	CFO
Attainment of Net Income Goals	$75,000	$50,000	$45,000
Attainment of New Bookings	37,500	25,000	11,250
Achievement of Renewal Bookings	37,500	25,000	11,250
Year-End Cash Balance	—	—	22,500

Total Annual Bonus Caps	$150,000	$100,000	$90,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

Date: July 30, 2014	By:	/s/ Philip V. Adams
Philip V. Adams
President and Chief Executive Officer